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                                                                     Exhibit 5.1





                         Opinion of Alston & Bird LLP
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                       [Letterhead of Alston & Bird LLP]



                              September 10, 2001

AmeriPath, Inc.
7289 Garden Road, Suite 200
Riviera Beach, Florida 33404

     Re:  Form S-8 Registration Statement --
          AmeriPath, Inc. 2001 Stock Option Plan

Ladies and Gentlemen:

     We have acted as counsel for AmeriPath, Inc., a Delaware corporation (the "Company"), in connection with the filing of the above-referenced Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933, as amended (the "Securities Act"), 2,000,000 shares (the "Shares") of the Company's Common Stock, par value $0.01 per share, that may be offered and sold by the Company upon the exercise of awards under the AmeriPath, Inc. 2001 Stock Option Plan (the "Plan"). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Commission's Regulation S-K.

     We have examined the Amended and Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, records of proceedings of the Board of Directors of the Company deemed by us to be relevant to this opinion letter, the Registration Statement and other documents and agreements we deemed necessary for purposes of expressing the opinion set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

     As to certain factual matters relevant to this opinion letter, we have relied upon certificates and statements of officers of the Company and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.
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     This opinion letter is provided to the Company and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated.

     Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other laws.

     Based on the foregoing, it is our opinion that the Shares to be issued upon exercise of Options (as defined in the Plan), are duly authorized and, when issued by the Company in accordance with the terms of the Options, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                        Sincerely,

                                        ALSTON & BIRD LLP


                                        By: /s/ Nils Okeson
                                           ----------------------
                                            A Partner